EXHIBIT 99.1

UNITED SECURITY BANCSHARES, INC.

ANNOUNCES AN INTERNAL INVESTIGATION

THOMASVILLE, ALA. (June 7, 2007) — United Security Bancshares, Inc. (NASDAQ: USBI) (the “Company”) today announced that the Company recently detected evidence suggesting irregularities in certain loan transactions within Acceptance Loan Company (“ALC”), a subsidiary of the Company. The irregularities appear to be primarily limited to two ALC branches and largely related to the making of improper or fraudulent loans and the improper or fraudulent handling of repossessed automobiles. The Company has initiated an internal investigation with the assistance of outside legal counsel, as well as an outside forensic accountant. At this time the Company has not completed its review of the financial impact of the irregularities, or the extent to which any losses will be covered by insurance or recoverable in a civil action. At this point of the investigation, the Company has identified approximately $3.8 million of potential losses. The Company is also assessing potential additional losses from loans where potential delinquencies have not been identified due to the irregularities. Upon discovering the irregularities, the Company discussed the matter with its independent auditors and notified the Chairman of its Audit Committee.

The Company’s President and Chief Executive Officer, R. Terry Phillips, said, “I want to assure our shareholders that we are taking this matter extremely seriously and are working diligently, along with outside experts, to perform a full and complete investigation. We are committed to meeting the highest standards in all aspects of our business and remain focused on providing our customers with quality products and services and the highest level of customer service. We have taken appropriate actions at the identified ALC branches in question to ensure that these activities have ceased.”

United Security Bancshares, Inc., a Delaware corporation, is a bank holding company with its principal offices in Thomasville, Alabama. The Company operates a commercial banking subsidiary, First United Security Bank. The Bank has nineteen banking offices in Alabama, and its market area includes counties in Alabama as well as Mississippi.

Statements contained in this press release which are not historical facts are forward-looking statements. Such forward-looking statements are necessarily estimates reflecting the best judgment of United Security Bancshares, Inc.’s senior management based upon current information and involve a number of risks and uncertainties. Such statements include, without limitation, any estimates with respect to losses relating to the irregularities discussed in this press release. Certain factors which could affect the accuracy of such forward-looking statements are identified in the public filings made by the Company with the Securities and Exchange Commission, and forward-looking statements contained in this press release or in other public statements of the Company or its senior management should be considered in light of those factors. There can be no assurance that such factors or other factors will not affect the accuracy of such forward-looking statements. Any such statement speaks only as of the date the statement was made. The Company undertakes no obligation to update or revise any forward-looking statements.

Contacts:	United Security Bancshares, Inc. R. Terry Phillips Chief Executive Officer (334) 636-5424	United Security Bancshares, Inc. Robert Steen Principal Financial Officer and Principal Accounting Officer (334) 636-5424